NATURE’S CALL ENTERS INTO LETTER OF INTENTWITH SILVER PRODUCER, FIRST MAJESTIC SILVER CORP.

LAS VEGAS, NEVADA, January 28, 2011 – (OTCBB:NATC)

Nature’s Call Brands Inc. (“Nature’s Call” or the “Company”) is pleased to announce that on January 27, 2011 the Company entered into a Letter of Intent (“LOI”) with First Majestic Silver Corp. (“FMSC”),a senior silver producer that trades on the New York Stock Exchange and the Toronto stock exchange under the symbols NYSE:AG and TSX:FR respectively. FMSC has agreed to grant the Company an option to acquire up to a 90% interest in the Jalisco Group of Properties (the “Properties”) which are wholly owned by FMSC and are located in the Jalisco State, Mexico. FMSC is considered the purest silver company in the world and presently owns and operates three producing silver mines in Mexico, the La Parrilla Silver Mine, the San Martin Silver Mine and the La Encantada Silver Mine. It has grown from andevelopment stage company into a world-class senior silver producer, producing 7,024,055 equivalent ounces of silver in 2010. Additional information about FMSC can be found at www.firstmajestic.com The Jalisco Group of Properties is comprised of mining claims covering 5,240 hectares consisting of six prospective areas of interest. Mining in the area dates back to the 16th century with more recent activity being documented in 1903 to 1935 when gold and silver was being actively mined. Nature’s Call will be developing an extensive exploration program in the coming months and will release additional information on this exciting property once advancements are made. Upon execution of a definitive agreement, expected to take place within 90 days, Nature's Call will be required to issue 10 million shares of common stock to FMSC and spend $3million over the first 3 years to earn a 50% interest and $5million over 5 years to earn a 70% interest. In order to attaina 90% interest, Nature’s Callis required to complete a bankable feasibility study within 7 years. FMSC will retain a 10% free carried interest and a 2.375% NSR.

“This agreement marks a significant milestone for Nature’s Call”, stated Juan Miguel Ríos Gutiérrez, the newly appointed President and Chief Executive Officer of Nature’s Call. “Having personally been an important part of First Majestic’s success over the last several years, I am extremely excited to be entering into this agreement with my former company. The Jalisco Group of Propertieshave significant potential and represent a huge step in my vision towards moving the company from exploration stage to full-fledged producer.”

About Nature’s Call Brands Inc.
Nature’s Call is based in Las Vegas, Nevada and trades on the OTC Bulletin Board under the trading symbol “NATC”. The Company is focused on the acquisition and exploration of international gold and silver mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.naturescall.com.

For additional information contact:
Juan Miguel Rios Gutierrez, Chief Executive Officer
Email: info@naturescall.com PH: (702) 509-5049

Forward Looking Statements

This news release contains forward-looking statements. Forward looking statements in this news release include that we will earn a 90% interest in the Jalisco property in Mexico that we will agree on terms of a definitive agreement and sign within 90 days; that the Jalisco property is prospective for precious metals; that we will carry out the exploration work program as indicated in this news release, that we can become a mineral producer and that Mexico will be stable with a sound economy and friendly business environment. There can be no certainty regarding the benefits to be realized by the Company as a result of this letter of intent. As well, there can be no assurance that the Company will be able to raise the financing necessary to exercise the option described herein or to fulfill its underlying obligations. As well, results may differ as a result of geological information resulting in changed plans for exploration, our ability to contract equipment and labor, current economic conditions and the state of mineral exploration and mineral prices in general. Discoveries of minerals on adjacent properties and promising initial results are not necessarily an indication of the ability to commercially exploit the property or of a commercially exploitable deposit on the property. Accordingly, actual results may vary materially from those described in forward-looking statements. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies in annual reports filed on EDGAR to understand the many risks facing our company.